EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson VP of Investor Relations ScanSource, Inc. 864 286-4305

ScanSource Posts Strong Quarterly Sales

*Begins earlier sales reporting

GREENVILLE, SC—July 15, 2003—ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale and telephony products for the reseller market, today announced that sales results for its fourth fiscal quarter ended June 30, 2003 are expected to exceed $250 million compared to $233.7 million for the same period one year ago.

The Company also announced that, to make information available to investors on a more timely basis, today’s release will begin a new reporting practice whereby sales results will be disclosed in a release at a practicable date soon after quarter-end. At this new, earlier reporting interval ScanSource is not expected to comment on its margin, the mix of its sales, or other information that would be necessary to draw a conclusion about net income and earnings per share.

“We were pleased with this quarter’s sales,” said Mike Baur, President and CEO of ScanSource. “We also believe that our new reporting practice will be helpful to investors. Investors should not, however, infer anything positively or negatively about earnings per share, because there are many factors other than sales that affect net income.”

ScanSource Posts Strong Quarterly Sales

“On our August 14 conference call, we will share final sales amounts and the geographies and product areas which drove those results. At that time we will also discuss EPS and provide a forecast for the following quarter,” Mr. Baur continued.

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ScanSource, Inc. is a leading distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales team; and converged communications products from Intel through its Paracon sales unit. The Company provides both value-added distribution sales to technology resellers and e-logistics services. ScanSource has two distribution segments: one serving North America from the Memphis distribution center, and an international segment currently serving Latin America and Europe. ChannelMax is a provider of logistics and e-fulfillment services.

The Company markets products from more than 60 technology manufacturers to over 13,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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